Exhibit 10.3

REDWOOD TRUST, INC.

PERFORMANCE STOCK UNIT AWARD AGREEMENT

PERFORMANCE STOCK UNIT AWARD AGREEMENT dated as of the [Date] day of [Month] [Year] (the “Award Agreement”), by and between Redwood Trust, Inc., a Maryland corporation (the “Company”), and [First Name] [Last Name], an employee, consultant or non-employee director of the Company (the “Participant”). References to the Company herein shall include the subsidiaries and Affiliates (as defined in Exhibit B).

Pursuant to the Redwood Trust, Inc. Amended and Restated 2014 Incentive Award Plan (as may be amended from time to time, the “Plan”), the Compensation Committee (the “Committee”) of the Board of Directors of the Company has determined that the Participant is to be granted an award of Performance Stock Units for shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), on the terms and conditions set forth herein and on Exhibit A hereto (the “Award”), and the Company hereby grants such Award.   Any capitalized terms not defined herein shall have the meaning set forth in the Plan.

1.             Number of Performance Stock Units Awarded.   This Award Agreement sets forth the terms and conditions of a Performance Stock Unit Award with a target award of [______] shares of Common Stock, as the same may be adjusted to reflect cash dividends declared on the Common Stock pursuant to Section 2 (the “Target Shares”). The number of units representing shares of Common Stock that vest pursuant to this Award (the “Award Shares”) shall be determined based upon the Company’s achievement of the Performance Goals set forth in Exhibit A hereto (the “Performance Goals”) and may range from zero percent (0%) to two hundred fifty percent (250%) of the Target Shares.

2.             Effect of Dividends on Target Shares.   On the last day of the Performance Period (as defined in Exhibit A) (or, in the event the Performance Period ends due to a Change in Control, on the applicable vesting date), the number of Target Shares set forth in Section 1 shall automatically be increased to reflect all cash dividends, if any, which have been declared to all or substantially all holders of the outstanding shares of Common Stock with a record date during the period beginning on the date of this Award Agreement and ending on the applicable vesting date (such period, the “Award Period”).  On such date, the Target Shares shall be automatically increased by an aggregate number of shares determined by multiplying (x) the number of Target Shares set forth in Section 1 by (y) the Dividend Reinvestment Factor (as defined below) with respect to the Award Period.

             “Dividend Reinvestment Factor” shall mean, with respect to the Company and a designated period of time, the number of shares of Common Stock that would have been acquired from the reinvestment of cash dividends, if any, which have been declared to all or substantially all holders of the outstanding shares of Common Stock with a record date during such designated period of time, with respect to one share of Common Stock outstanding on the first day of such designated period of time.   Such number of shares shall be determined cumulatively, for each cash dividend declared with a record date during such designated period of time (beginning with the first such cash dividend with a record date during such designated period of time and continuing chronologically with each such subsequent cash dividend declared with a record date during such designated period of time (and in each case other than the first such cash dividend, taking into account any increase in shares resulting from the application of this formula to the chronologically immediately preceding cash dividend)), by multiplying (i) the applicable number of shares of Common Stock immediately prior to the record date of such cash dividend (which in the case of the first such cash dividend declared with a record date during such designated period of time shall be one) by (ii) the per share amount of such cash dividend and dividing the product by the Fair Market Value per share of Common Stock on the ex-dividend date with respect to such dividend. With respect to a Comparator Group Company, Dividend Reinvestment Factor shall be determined in a manner consistent with the foregoing, but in respect of such Comparator Group Company’s common stock.

Any amounts that may become payable in respect of this Section 2 shall be treated separately from the Award Shares and the rights arising in connection therewith for purposes of Section 409A of the Code.

Any calculations made pursuant to this Section 2 shall contemplate any necessary adjustments to the number of Target Shares in accordance with Section 14.2 of the Plan in the event of a Change in Control.

3.             Vesting and Payment of Award.   Except as otherwise may be provided in Exhibit A under subclause (i) of “Vesting (Change in Control)”, the Award Shares shall vest as of [January 1, 2024], if at all, provided that the Committee determines, in its sole discretion, whether and to what extent the Performance Goals set forth in Exhibit A have been attained.   In connection with such determination by the Committee and subject to the provisions of the Plan and this Award Agreement (including Exhibit A), the Participant shall be entitled to vesting of that portion of the Performance Stock Units as corresponds to the Performance Goals attained (as determined by the Committee in its sole discretion) as set forth on Exhibit A.

The Company shall deliver to the Participant the Award Shares, to the extent vested, within 45 days following April 1, 2024. Notwithstanding anything to the contrary contained herein, the exact payment date of any Award Shares shall be determined by the Company in its sole discretion (and the Participant shall not have a right to designate the time of payment)

4.	Forfeiture of Performance Stock Units.

(a)         Upon:

(i)          the Participant’s Retirement (as defined below) prior to [January 1, 2022] (or, if earlier, the expiration of the Performance Period), the Target Shares shall be reduced on a pro-rata basis to reflect (x) the number of days of employment completed during the period beginning on the date of this Agreement divided by (y) 365 (or, if less, the number of days in the Performance Period), and the Award shall continue to be eligible to vest and become payable based on such prorated number of Target Shares and the Performance Goals in accordance with the provisions of Exhibit A; or

(ii)          the Participant’s Termination of Service as an Employee by the Company without Cause (as defined below) prior to the expiration of the Performance Period, the Target Shares shall be reduced on a pro-rata basis to reflect (x) the number of days of employment completed during the period beginning on first day of the Performance Period divided by (y) 1,095 (or, if less, the number of days in the Performance Period), and the Award shall continue to be eligible to vest and become payable based on such prorated number of Target Shares and the Performance Goals in accordance with the provisions of Exhibit A.

(b)         Upon the Participant’s Termination of Service as an Employee due to Retirement on or after [January 1, 2022], death or Disability (or, if the Participant is party to an employment agreement with the Company, in accordance with such employment agreement in the case of a Termination of Service for “Good Reason”, as defined in such employment agreement) prior to the expiration of the Performance Period, the Target Shares shall not be reduced, and the Award shall continue to be eligible to vest and become payable based on the number of Target Shares and the Performance Goals in accordance with the provisions of Exhibit A.

(c)         Upon the Participant’s Termination of Service as an Employee for any reason other than death, Disability, Retirement, or without Cause (or, if the Participant is party to an employment agreement with the Company, for Good Reason), prior to expiration of the Performance Period, all Award Shares shall be forfeited.

For purposes of this Award Agreement, “Cause” shall have such meaning defined in the Participant’s employment agreement with the Company or, if no such agreement exists or does exist but does not contain such a definition, shall mean: (i) the Participant’s failure to competently perform the Participant’s job or duties to the Company, as reasonably determined by the Company, which failure shall continue for thirty (30) days after written notice thereof by the Company to the Participant; (b) any act of negligence or misconduct by the Participant that has had or is reasonably likely to have an adverse effect on, or has injured or harmed or is reasonably likely to injure or harm, the Company or any of its business affairs, reputation, counterparties, employees, agents or vendors; (c) the Participant’s breach of any fiduciary duty or obligation to the Company; (d) (A) the Participant’s breach of any Company policy (including any code of conduct or harassment policies), which is reasonably likely to have an adverse effect on, or has injured or harmed or is reasonably likely to injure or harm, the Company or (B) any breach by the Participant of an agreement with the Company; (e) the Participant’s commission of, indictment for, or plea of nolo contendere to, a felony or any other crime involving moral turpitude; (f) the Participant’s theft, misappropriation, or embezzlement, or attempted theft, misappropriation, or embezzlement, of money or tangible or intangible assets or property of the Company or any of its employees, customers, clients, or others having business relations with any of them; (g) any act of moral turpitude, dishonesty, or similar behavior by the Participant injurious to the interests, property, operations, business or reputation of the Company; or (h) the Participant’s unauthorized use or disclosure of trade secrets or confidential or proprietary information of the Company or pertaining to any of its business or operations.

For purposes of this Award Agreement, “Retirement” shall mean a Termination of Service due to retirement (as determined by the Committee in its sole discretion) if such Termination of Service (i) occurs on or after the completion by the Participant of ten (10) years of employment with the Company (which need not be continuous) and (ii) the sum of the Participant’s age and years of service as an Employee equals or exceeds seventy (70) (in each case measured in years, rounded down to the nearest whole number). Notwithstanding the generality of the foregoing, a Termination of Service shall only constitute a Retirement if the Participant provides the Company with at least [insert #] months’ written notice of his or her anticipated retirement (which notice period may be up to 12 months, based on the Participant’s position with the Company at the time of such anticipated retirement).

5.             Adjustments.   This Award and the Performance Goals shall be subject to adjustment as set forth in this Award Agreement and the Plan.

6.             At-Will Employment.   This Award Agreement is not an employment contract and nothing in this Award Agreement shall be deemed to create in any way whatsoever any obligation of the Participant to continue as an Employee, Consultant or Director of the Company or on the part of the Company to continue the employment or other service relationship of the Participant with the Company.  It is understood and agreed to by the Participant that the Award and participation in the Plan does not alter the at-will nature of the Participant’s relationship with the Company (subject to the terms of any separate employment agreement the Participant may have with the Company).  The at-will nature of the Participant’s relationship with the Company can only be altered by a writing signed by both the Participant and the Chief Executive Officer or the President of the Company.

7.             Notices.   Any notice required or permitted under this Award Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Participant either at the Participant’s address set forth below or such other address as the Participant may designate in writing to the Company, and to the Company:  Attention:  General Counsel, at the Company’s address or such other address as the Company may designate in writing to the Participant.

8.             Failure to Enforce Not a Waiver.   The failure of the Company to enforce at any time any provision of this Award Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

9.             Restrictive Covenants; Arbitration. The Participant agrees and acknowledges that the Participant’s right to receive and retain the Award Shares and any DER payments is subject to and conditioned upon the Participant’s continued compliance with the restrictive covenants contained in Exhibit B attached hereto. In addition, the Participant agrees and acknowledges that any dispute arising with respect to this Award and this Award Agreement will be subject to the Alternative Dispute Resolution provisions set forth in an Employment and Confidentiality Agreement (or any other arbitration or alternative dispute resolution provisions or agreements) by and between the Participant and the Company.

10.          Existing Agreements.   This Award Agreement does not supersede nor does it modify any existing agreements between the Participant and the Company. Notwithstanding the foregoing, if the Participant is a party to an employment agreement with the Company that includes provisions relating to the treatment of equity awards upon termination of the Participant’s employment with the Company, then (i) the terms of this Award Agreement shall supersede the terms of such employment agreement solely with respect to the treatment of the Performance Stock Unit award granted hereby upon termination of the Participant’s employment with the Company due to Retirement as defined herein; and (ii) except as set forth on Exhibit A under “Vesting (Change in Control)”, the terms of such employment agreement shall supersede the terms of this Award Agreement solely with respect to the treatment of the Performance Stock Unit award granted hereby upon termination of the Participant’s employment with the Company for any other reason.

11.          Incorporation of Plan.   The Plan is incorporated by reference and made a part of this Award Agreement, and this Award Agreement is subject to all terms and conditions of the Plan as in effect from time to time.

12.          Amendments.    This Award Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.

13.          Withholding.  The Company shall withhold, or cause to be withheld, Award Shares or other compensation otherwise vesting or issuable under this Award in satisfaction of any applicable withholding tax obligations. The number of Award Shares which may be so withheld or surrendered shall be limited to the number of Award Shares which have a fair market value on the date of withholding no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in the Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income.

14.          Section 409A. Notwithstanding anything to the contrary contained in this Award Agreement, this Award Agreement is intended to comply with Section 409A of the Code and this Award Agreement and the Plan shall be interpreted in a manner consistent with such intent, and any provisions of this Award Agreement or the Plan that would cause the Award to fail to satisfy the requirements for an effective deferral of compensation under Section 409A of the Code shall have no force and effect. Notwithstanding anything to the contrary in this Award Agreement, no amounts shall be paid to the Participant under this Award Agreement during the six (6)-month period following the Participant’s “separation from service” (within the meaning of Section 409A of the Code) to the extent that the Administrator determines that the Participant is a “specified employee” (within the meaning of Section 409A of the Code) at the time of such separation from service and that paying such amounts at the time or times indicated in this Award Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without being subject to such additional taxes), the Company shall pay to the Participant in a lump-sum all amounts that would have otherwise been payable to the Participant during such six (6)-month period under this Award Agreement.

IN WITNESS WHEREOF, the parties have executed this Award Agreement on the day and year first above written.

REDWOOD TRUST, INC.

By:
[Andrew P. Stone
General Counsel & Secretary]
One Belvedere Place, Suite 300
Mill Valley, CA 94941

The undersigned hereby accepts and agrees to all the terms and provisions of this Award Agreement and to all the terms and provisions of the Plan herein incorporated by reference.

[First Name] [Last Name]
c/o Redwood Trust, Inc.
One Belvedere Place, Suite 300
Mill Valley, CA 94941

Exhibit A

Performance Goals

“Performance Period”: The period beginning on [January 1, 2021] and ending on the earlier of (i) [December 31, 2023] or (ii) the date of consummation of a Change in Control.

“Annual Performance Period”: Any of the 2021 Performance Period, 2022 Performance Period or 2023 Performance Period.

“2021 Performance Period”: The period beginning on [January 1, 2021] and ending on the earlier of (i) [December 31, 2021] or (ii) the date of consummation of a Change in Control.

“2022 Performance Period”: The period beginning on [January 1, 2022] and ending on the earlier of (i) [December 31, 2022] or (ii) the date of consummation of a Change in Control.

“2023 Performance Period”: The period beginning on [January 1, 2023] and ending on the earlier of (i) [December 31, 2023] or (ii) the date of consummation of a Change in Control.

Performance Goals: The number of Award Shares which will be eligible for vesting (the “Eligible Award Shares”), if any, shall be determined based upon the Company’s achievement during the Performance Period of annual book value total shareholder return with respect to each Annual Performance Period and cumulative relative total shareholder return and absolute total shareholder return goals during the Performance Period, each as further described and defined below.

The number of Eligible Award Shares shall be equal to product of:

(i) the total number of Target Shares, multiplied by

(ii) the Combined Vesting Factor (defined below).

provided, however, that if the Company’s TSR for the Performance Period is less than 0%, then the maximum number of Eligible Award Shares shall be 100% of the Target Shares.

The “Combined Vesting Factor” shall be a percentage equal to the sum of:

(i)	The Combined bvTSR Vesting Percentage Points (defined below), plus

(ii)	The rTSR Vesting Percentage Points (defined below).

The “Combined bvTSR Vesting Percentage Points” is equal to the quotient (expressed as a number of percentage points) of:

(i)	total Earned bvTSR Shares (across all Annual Performance Periods), divided by

(ii)	Target Shares (prior to the application of any Dividend Reinvestment Factor).

Earned bvTSR Shares: One-third of the Target Shares (each one-third tranche, a “bvTSR Tranche”) shall be eligible to become “Earned bvTSR Shares” with respect to each Annual Performance Period, determined in accordance with the following table:

bvTSR With Respect to Applicable Annual Performance Period	Percentage of bvTSR Tranche That Becomes Earned bvTSR Shares
< 1.6%	0%
1.6%	50%
2.9%	60%
4.2%	70%
5.4%	80%
6.6%	90%
7.7%	100%
8.9%	120%
10.0%	140%
11.1%	160%
12.1%	180%
13.2%	200%

If the actual performance results fall between two goals, the corresponding percentage of the bvTSR Tranche that becomes Earned bvTSR Shares shall be determined based on a straight-line, mathematical interpolation between the applicable amounts.

The “rTSR Vesting Percentage Points” are based on the Company’s Relative TSR during the Performance Period, determined in accordance with the table below:

Relative TSR	rTSR Vesting Percentage Points
Less than 25th percentile	minus 50 percentage points
25th percentile	minus 50 percentage points
37.5th percentile	minus 25 percentage points
50th percentile	plus zero (0) percentage points
62.5th percentile	plus 25 percentage points
75th percentile or greater	plus 50 percentage points

If the actual performance results fall between two goals, the applicable rTSR Vesting Percentage Points shall be determined based on a straight-line, mathematical interpolation between the applicable amounts.

In no event shall the number of Eligible Award Shares exceed 250% of the number of Target Shares (prior to the application of any Dividend Reinvestment Factor).

Notwithstanding the foregoing, in the event that a Change in Control occurs and the Participant either (i) remains in continuous employment until immediately prior to such Change in Control or (ii) experienced a Termination of Service as an Employee prior to such Change in Control and the Award Shares are not subject to forfeiture in connection with such termination under Section 4(c) of this Award Agreement (including without limitation in connection with a Termination of Service by the Participant for Good Reason in accordance with the Participant’s employment agreement), then the Performance Period will end upon such Change in Control, and the number of Eligible Award Shares will be determined by reference to (i) with respect to a completed Annual Performance Period, the number of Earned bvTSR Shares with respect to such Annual Performance Period, (ii) with respect to any ongoing or not yet started Annual Performance Period, 100% of the number of Target Shares with respect to the applicable bvTSR Tranche and (ii) the Company’s actual Relative TSR and actual TSR achieved during the shortened Performance Period.

For example, if a Change in Control occurs on [January 1, 2022], and assuming (1) the Company’s bvTSR for the 2021 Performance Period resulted in 100% of the applicable bvTSR Tranche becoming Earned Shares and (2) the Company’s Relative TSR for such then-shortened Performance Period is at the 37.5th percentile, then for purposes of determining the number of Eligible Award Shares, 75% of the number of Target Shares would be Eligible Award Shares (assuming the Company’s TSR during such then-shortened Performance Period is not negative) (i.e., 100% of bvTSR Tranche with respect to the 2021 Performance Period (based on actual bvTSR achievement), 100% of the bvTSR Tranche with respect to each of the 2022 Performance Period and 2023 Performance Period (deemed achieved at 100%), for Combined bvTSR Vesting Percentage Points of 100 percentage points and n rTSR Vesting Percentage Points of minus 25 percentage points (based on rTSR achievement of 37.5th percentile)).

Vesting (Change in Control): If the Performance Period ends due to the occurrence of a Change in Control and:

(i)	the Participant remains in continuous employment until the date of such Change in Control, then any Eligible Award Shares that become eligible for vesting due to the Change in Control shall remain outstanding and eligible to vest on [January 1, 2024], subject only to continued employment through such date. However, if the Participant experiences a Qualifying Termination (as defined below) upon or following such Change in Control but prior to or on [January 1, 2024], then any Eligible Award Shares shall vest as of immediately prior to such termination; or

(ii)	the Participant experienced a Termination of Service as an Employee, prior to the date of the Change in Control, due to death, Disability, Retirement, without Cause (or, if the Participant is party to an employment agreement with the Company, for Good Reason), in any case, then any Eligible Award Shares that become eligible for vesting due to the Change in Control shall vest immediately prior to such Change in Control.

Notwithstanding the foregoing, in the event that a successor corporation in a Change in Control refuses to assume or substitute for the Award, then any Eligible Award Shares that become eligible for vesting due to the Change in Control shall vest immediately prior to such Change in Control.

Definitions:

“Acquisition-Related Accounting Items” shall mean any of the following relating to business acquisitions undertaken by the Company or any of its subsidiaries:

(i) amortization of intangible assets recorded under the acquisition method of accounting pursuant to ASC 805;

(ii) changes in the fair value of contingent consideration recorded as part of purchase consideration under the acquisition method of accounting pursuant to ASC 805;

(iii) amortization of stock-based compensation expense recorded for shares of common stock (or other securities or similar instruments) issued in connection with, or related to, acquisitions; and

(iv) other acquisition-related accounting items that are similar in nature to any of foregoing items and/or the reversal of the impact of which would otherwise be consistent with the foregoing, in each case as determined by the Administrator.

“bvTSR” with respect to an Annual Performance Period means the quotient, expressed as a percentage, obtained by dividing:

(i) the sum of:

(x) GAAP Book Value Per Share as of the last day of the applicable Annual Performance Period, plus

(y) the total of all cash dividends per share of Common Stock declared to all or substantially all holders of outstanding shares of Common Stock with a record date during the applicable Annual Performance Period, minus

(z) GAAP Book Value Per Share as of the beginning of the applicable Annual Performance Period;

by,

(ii) GAAP Book Value Per Share as of the beginning of the applicable Annual Performance Period.

“Comparator Group Companies” means only those entities that are set forth on Schedule I attached hereto (collectively, the “Comparator Group”); provided, however, that if a Comparator Group Company is acquired or otherwise ceases to have a class of equity securities that is both registered under the Securities Exchange Act of 1934 and actively traded on a U.S. public securities market, such Comparator Group Company will be removed from the Comparator Group, or, in the event of an acquisition or Bankruptcy Event (as defined below), shall be deemed to have the Per Share Price as of such acquisition or Bankruptcy Event as set forth herein.

“GAAP” means generally accepted accounting principles in the United States as in effect as of an applicable date or during an applicable reporting period.

“GAAP Book Value Per Share” means, as of a specified date, book value per share of Common Stock, as determined in accordance with GAAP, as of such specified date (or, if such specified date does not fall on the final day of a calendar quarter (i.e., a March 31, June 30, September 30, or December 31), then as of the final day of the calendar quarter immediately preceding such specified date) as calculated in accordance with the same methodology used to report GAAP book value per share as of the final day of such calendar quarter within the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, filed with the Securities and Exchange Commission; provided that:

(i) to the extent there are changes in GAAP accounting principles (or the methods of applying any of them to the Company due to a change from one principle to another principle when there are two or more generally accepted accounting principles that apply or when the accounting principle formerly used is no longer generally accepted) on or subsequent to the first date of the Performance Period (collectively, “GAAP Changes”) that result in recording, in accordance with GAAP, one or more one-time cumulative effect adjustments to retained earnings which, all other factors being equal, have an aggregate net impact on GAAP Book Value Per Share as of a specified date of more than $0.10 per share, then GAAP Book Value Per Share for such specified date shall be deemed equal to GAAP Book Value Per Share calculated as of such specified date after reversing the aggregate net impact of such one-time cumulative effect adjustments to retained earnings;

(ii) to the extent there are changes to applicable tax laws or regulations or interpretations thereof (including the enactment or promulgations of new tax laws, regulations, or tax accounting methodologies or changes in the applicability of existing tax laws, regulations, or tax accounting methodologies to the Company) on or subsequent to the first date of the Performance Period (collectively, “Tax Changes”) that result in recording, in accordance with GAAP, one or more one-time tax benefits or tax provisions which, all other factors being equal, have an aggregate net impact on GAAP Book Value Per Share as of a specified date of more than $0.10 per share, then GAAP Book Value Per Share for such specified date shall be deemed equal to GAAP Book Value Per Share calculated as of such specified date after reversing the aggregate net impact of such one-time tax benefits and tax provisions;

(iii) to the extent there are GAAP Changes and Tax Changes subsequent to the first date of the Performance Period that have an aggregate impact (as determined under clauses (i) and (ii) above), all other factors being equal, on GAAP Book Value Per Share as of a specified date of more than $0.10 per share, then GAAP Book Value Per Share for such specified date shall be deemed equal to GAAP Book Value Per Share calculated as of such specified date after reversing the aggregate net impact of such one-time cumulative effect adjustments to retained earnings and such one-time tax benefits and tax provisions; and

(iv) to the extent there are Acquisition-Related Accounting Items (defined below) recorded on or subsequent to the first date of the Performance Period that impact book value per share of Common Stock, as determined in accordance with GAAP, as of any specified date subsequent to the first date of the Performance Period, the GAAP Book Value Per Share for such specified date shall be deemed equal to GAAP Book Value Per Share calculated as of such specified date after reversing the net impact of such Acquisition-Related Accounting Items.

“Good Reason” shall have such meaning defined in the Participant’s employment agreement with the Company or, if no such agreement exists or does exist but does not contain such a definition, shall mean the occurrence of any one or more of the following events, without the Participant’s prior written consent: (i) a material reduction (at the direction of the Company) in the value of the Participant’s total compensation package (salary, wages, bonus opportunity, equity or other long-term incentive award opportunities, and benefits) if such a reduction is not linked to the performance of the Company or one or more of its business units or subsidiaries or made in proportion to an across-the-board reduction for all similarly-situated employees of the Company or the applicable business unit or employing subsidiary; or (ii) the relocation of the Participant’s principal Company office to a location more than 25 miles from its location as of the date of the Participant’s Participation Notice, except for required travel on the Company’s business to the extent necessary to fulfill the Participant’s obligations to the Company or any of its subsidiaries or affiliates.  Notwithstanding the foregoing, the Participant will not be deemed to have resigned for Good Reason unless (1) the Participant provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Participant to constitute Good Reason within 90 days after the date of the occurrence of any event that the Participant knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (3) the effective date of the Participant’s termination for Good Reason occurs no later than 30 days after the expiration of the Company’s cure period.

“Per Share Price” means, with respect to the Company and any Comparator Group Company, the average of the closing prices of the applicable company’s common stock during the sixty (60) consecutive trading days ending on the day prior to the Valuation Date, adjusted to reflect the reinvestment of any cash dividends declared to all or substantially all holders of the outstanding shares of such company’s common stock with a record date during the calculation period; provided, however, that for purposes of calculating the Company’s Per Share Price in the event of a Change in Control, the Per Share Price shall be the price per share of Common Stock paid in connection with such Change in Control or, to the extent that the consideration in the Change in Control transaction is paid in stock of the acquiror or its affiliate, then, unless otherwise determined by the Administrator (including in connection with valuing any shares that are not publicly traded), Per Share Price shall mean the value of the consideration paid per share of Common Stock based on the average of the closing trading prices of a share of such acquiror stock on the principal exchange on which such shares are then traded for each trading day during the five consecutive trading days ending on and including the date on which a Change in Control occurs.

“Qualifying Termination” means the Participant’s Termination of Service as an Employee (i) due to the Participant’s death, Disability or Retirement or (ii) upon or within 24 months following a Change in Control, either by the Company without Cause or by the Participant for Good Reason.

“Relative TSR” means, with respect to the Performance Period, the Company’s TSR, as a percentile with respect to the range of TSRs of each of the Comparator Group Companies.

“TSR” means, for the Performance Period, the Company’s or a Comparator Group Company’s cumulative total shareholder return (rounded to the nearest hundredth), expressed as a percentage, determined as the quotient obtained by dividing:

(A) the sum of:

(x) the Per Share Price as of the Valuation Date, plus

(y) the Per Share Price as of the Valuation Date multiplied by the Dividend Reinvestment Factor with respect to the Performance Period,

by,

(B) the Per Share Price as of the first day of the Performance Period, which, in the case of the Company is $[______]1, and, in the case of a Comparator Group Company, is the amount set forth on Schedule I hereto under the heading “Initial Per Share Price”.

Notwithstanding the foregoing, the Committee shall make appropriate adjustments in calculating TSR to reflect any dividends which may be declared or have a record date during the sixty (60) consecutive trading days prior to the end of the Performance Period, as determined by the Committee in its sole discretion.

In addition, TSR for a Comparator Group Company will be deemed to be negative one hundred percent (-100%) if the Comparator Group Company (i) files for bankruptcy, reorganization or liquidation under any chapter of the U.S. Bankruptcy Code; (ii) is the subject of an involuntary bankruptcy proceeding that is not dismissed within thirty (30) days; or (iii) is the subject of a stockholder approved plan of liquidation or dissolution (the preceding clauses (i) through (iii) being collectively referred to herein as “Bankruptcy Events”).

“Valuation Date” means [December 31, 2023]; provided, however, that in the event of a Change in Control that occurs prior to [December 31, 2023], the Valuation Date shall mean the date of the Change in Control.

1 The average of the closing prices of the Common Stock during the sixty (60) consecutive trading days beginning on the first trading day in the Performance Period, as adjusted to reflect any cash dividends declared with a record date during such sixty (60) trading day period.

Schedule I

Comparator Group Companies

Comparator Group Company:	Initial Per Share Price:
[to be inserted]	[to be inserted][2]

2 The average of the closing prices of the Common Stock during the sixty (60) consecutive trading days beginning on the first trading day in the Performance Period, as adjusted to reflect any cash dividends declared with a record date during such sixty (60) trading day period.

Exhibit B - Restrictive Covenants

1.	Non-Disparagement. While providing services to the Company and thereafter, the Participant agrees not to make negative comments or statements about, or otherwise criticize or disparage, in any format or through any medium, the Company or any entity controlled by, controlling or under common control with the Company (“Affiliates”) or any of the officers, directors, managers, employees, services, operations, investments or products of the Company or any of its Affiliates. For purposes of the foregoing sentence, disparagement shall include, but not be limited to, negative comments or statements intended or reasonably likely to be harmful or disruptive to a person’s or entity’s respective business, business reputation, business operations, or personal reputation.

2.	Non-Solicitation. While providing services to the Company and, for a period of one (1) year thereafter, the Participant shall not directly or indirectly solicit, induce, or encourage any employee or consultant of any member of the Company and its subsidiaries or Affiliates to terminate their employment or other relationship with the Company and its Affiliates or to cease to render services to any member of the Company and its subsidiaries or Affiliates and the Participant shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity. While providing services to the Company and thereafter, the Participant shall not use any confidential information or trade secret of the Company or its subsidiaries or Affiliates to solicit, induce, or encourage any customer, client, vendor, or other party doing business with any member of the Company and its subsidiaries or Affiliates to terminate its relationship therewith or transfer its business from any member of the Company and its subsidiaries or Affiliates and the Participant shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

3.	Confidentiality. The Participant shall keep secret and retain in the strictest confidence all confidential, proprietary and non-public matters, tangible or intangible, of or related to the Company, its stockholders, subsidiaries, affiliates, successors, assigns, officers, directors, attorneys, fiduciaries, representatives, employees, licensees and agents including, without limitation, trade secrets, business strategies and operations, seller, counterparty and customer lists, manufacturers, vendors, material suppliers, financial information, personnel information, legal advice and counsel obtained from counsel, information regarding litigation, actual, pending or threatened, research and development, identities and habits of employees and agents and business relationships, and shall not disclose them to any person, entity or any federal, state or local agency or authority, except as may be required by law; provided that, in the event disclosure is sought as a result of any subpoena or other legal process initiated against the Participant, the Participant shall immediately give the Company’s General Counsel written notice thereof in order to afford the Company an opportunity to contest such disclosure (such notice to be delivered to: Redwood Trust, Inc., One Belvedere Place, Suite 300, Mill Valley, CA, 94941, Attn: General Counsel).

4.	Exceptions. Nothing herein shall prohibit or restrict the Participant from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s Human Resources, Legal, or Compliance Departments; (iii) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of the Sarbanes-Oxley Act of 2002, any federal, state or municipal law relating to fraud or any rule or regulation of any self-regulatory organization; or (iv) filing a charge with, reporting possible violations to, or participating or cooperating with the Securities and Exchange Commission or any other federal, state or local regulatory body or law enforcement agency (each a “Governmental Agency”). Nothing herein shall be construed to limit the Participant’s right to receive an award for any information provided to a Governmental Agency in relation to any whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation. In addition, notwithstanding the foregoing obligations, pursuant to 18 U.S.C. § 1833(b), the Participant understands and acknowledges that the Participant shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).